Exhibit 5.6

Otemachi Park Building 1-1-1 Otemachi, Chiyoda-ku Tokyo 100-8136, Japan

Privileged and Confidential

July 1, 2025

Nomura Holdings, Inc.

13-1, Nihonbashi 1-chome

Chuo-ku, Tokyo 103-8645

Japan

NOMURA HOLDINGS, INC.

U.S.$750,000,000 4.904% Senior Fixed Rate Notes due 2030

  U.S.$500,000,000 5.491% Senior Fixed Rate Notes due 2035

Ladies and Gentlemen:

We have acted as Japanese counsel to Nomura Holdings, Inc. (the “Company”) in connection with the issuance and delivery of U.S.$750,000,000 aggregate principal amount of 4.904% Senior Fixed Rate Notes due 2030 and U.S.$500,000,000 aggregate principal amount of 5.491% Senior Fixed Rate Notes due 2035 (collectively, the “Securities”) by the Company under the shelf registration of the senior debt securities, in relation to which the Company filed the registration statement on Form F-3 (No. 333-283915) with the U.S. Securities and Exchange Commission (the “Commission”) on December 19, 2024 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”).

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary, including the following:

(a)	the Articles of Incorporation of the Company;

(b)

a certificate dated July 1, 2025 executed by Mr. Kentaro Okuda, Representative Executive Officer, President and Group CEO of the Company, as to determination of the terms of the Securities and other matters relating to the issue of the Securities;

(c)

the underwriting agreement relating to the Securities dated June 24, 2025 (the “Underwriting Agreement”) among the Company and Nomura Securities International, Inc., BofA Securities, Inc. and Citigroup Global Markets Inc. on behalf of themselves and the other Underwriters named therein;

(d)

the senior debt indenture relating to the Securities dated January 16, 2020 between the Company and Citibank, N.A. (the “Indenture”) and an executed copy of the agency appointment agreement dated January 16, 2020 between the Company and Citibank, N.A., London Branch, as paying agent, transfer agent and registrar (and, together with the Underwriting Agreement and the Indenture, the “Contracts”);

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(e)

the power of attorney dated June 24, 2025, executed by Mr. Hiroyuki Moriuchi, Executive Officer and Chief Financial Officer of the Company, authorizing each of the persons named therein to execute and deliver, in the name and on behalf of the Company, among other things, the Underwriting Agreement;

(f)	the Registration Statement and the prospectus dated December 19, 2024 included in the Registration Statement; and

(g)	the preliminary prospectus supplement dated June 23, 2025 and the prospectus supplement dated June 24, 2025, each as filed by the Company with the Commission under the Securities Act.

In such examination, without independent investigation, we have assumed the genuineness of all signatures and seal impressions, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of the originals of such documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed due execution, authentication and delivery (as the case may be) of the Contracts and the certificates representing the Securities by the respective parties, and due authorization of the transactions contemplated by the Contracts by all parties other than the Company.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are, as of the date hereof, of the opinion that, assuming that the Securities will constitute legally valid and binding obligations of the Company under their governing law, the Securities will constitute legally valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, civil rehabilitation, reorganization, or other similar laws relating to or affecting creditors’ rights generally.

The foregoing opinion is limited to matters of the laws of Japan, and we express no opinion herein as to any matter of law other than the laws of Japan. For the purpose of this opinion, we have assumed that nothing in the applicable laws of any other jurisdiction would conflict with or preclude the effectiveness or enforcement of any of the Contracts or the Securities.

Privileged and Confidential

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 6-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Anderson Mori & Tomotsune

Anderson Mori & Tomotsune

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